EXHIBIT 99.4


TO HOLDERS OF 13% FIRST MORTGAGE NOTES DUE 2005

     Windsor Woodmont Black Hawk Resort Corp. is offering to exchange (the "Exchange Offer") up to $100,000,000 of its newly registered 13% First Mortgage Notes due 2005 ("New Notes") for its outstanding 13% First Mortgage Notes due 2005 ("Existing Notes").

     Briefly, you may either:

     a. Tender all or some of your Existing Notes, along with a completed and executed Letter of Transmittal, and receive registered New Notes in exchange; or

     b. Retain your Existing Notes.

     All tendered Existing Notes must be received on or prior to _______________, 2000 at 5:00 p.m., _________________ time, (the "Expiration
Date"), as shown in the accompanying Prospectus.

     Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Existing Notes and the Letter of Transmittal, please call (407) 237-4085 or write SunTrust Bank, 225 East Robinson Street, Suite 250, Orlando, Florida 32801, Attention: Deborah Moreyra.